Letter to Shareholders
Technology Development Progress Update
Date: 05/25/2010

To Our Valued Shareholders,

As XsunX continues development of its cross-industry CIGS thin-film solar cell technology, we wanted to share with you some exciting news regarding the Hard Disk (HD) equipment we’re leveraging to create an improved manufacturing processes for CIGS solar cells.

As you may recall, our plans to develop this new hybrid manufacturing technology were built upon the foundation that various HD material handling, process controls, and automation technologies could be used to improve key metrics. The first of these metrics was to produce the type and quality of sputtered films required to achieve maximum cell efficiency, while the second was to have the processing and throughput capabilities to meet required production goals.

The challenge presented was: could equipment and processes used to manufacture the different and much thinner HD media deliver the types and thicknesses of films necessary for the production of high quality CIGS at production rates under our plan?

We are pleased to announce that after significant testing and development of processes necessary for the sputtering systems to meet the desired goals and film types, our engineers have determined this system is, in fact, capable of producing at the necessary rates and of the film quality necessary on several of the layers integral to a CIGS solar cell including molybdenum, chromium, intrinsic zinc oxide, and indium tin oxide.

As a process, typically sputtering creates built in internal film stress that can be detrimental to film properties.  The unique configurations of the HD sputtering systems that are used in our partnership avoid the detrimental film stress while still allowing us to meet our required deposition rates.  It was crucial that these systems meet our required metrics, as it will work in unison with our co-evaporative systems to meet overall production goals.

This is a significant step forward and lays important groundwork in our efforts to achieve a successful completion to our plans that focus on high-rate small-area CIGS solar cell production.

Thank you for your continued support of our company. As we make progress, we look forward to reporting back to you.  As always, if you have any questions in the meantime, please contact our Investor Relations desk at investors@xsunx.com or (888) 797-4527.

Sincerely,

Tom Djokovich, CEO

Safe Harbor Statement: Matters discussed in this shareholder news letter contain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. When used in this shareholder news letter, the words "anticipate," "believe," "estimate," "may," "intend," "expect" and similar expressions identify such forward-looking statements. Actual results, performance or achievements could differ materially from those contemplated, expressed or implied by the forward-looking statements contained herein. These forward-looking statements are based largely on the expectations of the Company and are subject to a number of risks and uncertainties. These include, but are not limited to, risks and uncertainties associated with: the impact of economic, competitive and other factors affecting the Company and its operations, markets, product, and distributor performance, the impact on the national and local economies resulting from terrorist actions, and U.S. actions subsequently; and other factors detailed in reports filed by the Company.